Exhibit 99.1

Update on Tesla Stores and Pricing

Last month, we announced that we would be winding down many of our stores and moving to online-only sales in order to pass the savings along to our customers.

Over the past two weeks we have been closely evaluating every single Tesla retail location, and we have decided to keep significantly more stores open than previously announced as we continue to evaluate them over the course of several months. When we recently closed 10% of sales locations, we selected stores that didn’t invite the natural foot traffic our stores have always been designed for. These are stores that we would have closed anyway, even if in-store sales made up our entire sales model. A few stores in high visibility locations that were closed due to low throughput will be reopened, but with a smaller Tesla crew. In addition, there are another 20% of locations that are under review, and depending on their effectiveness over the next few months, some will be closed and some will remain open.

As a result of keeping significantly more stores open, Tesla will need to raise vehicle prices by about 3% on average worldwide. In other words, we will only close about half as many stores, but the cost savings are therefore only about half.

Potential Tesla owners will have a week to place their order before prices rise, so current prices are valid until March 18th. There will be no price increase to the $35,000 Model 3. The price increases will only apply to the more expensive variants of Model 3, as well as Model S and X.

To be clear, all sales worldwide will still be done online, in that potential Tesla owners coming in to stores will simply be shown how to order a Tesla on their phone in a few minutes. And the generous return policy of 1000 miles or 7 days, whichever comes first, should alleviate the need for most test drives. However, cars will still be available for test drives at stores at the potential Tesla owner’s request. Stores will also carry a small number of cars in inventory for customers who wish to drive away with a Tesla immediately.